Exhibit 99.1

Cooper Tire & Rubber Company Reports Fourth Quarter and

Full Year 2016 Results; Issues 2017 Guidance

Cooper closed 2016 with operating profit of $384 million and a record operating profit margin of 13.1 percent; unit volume increased 2.6 percent year over year

FINDLAY, Ohio, Feb. 17, 2017 – Cooper Tire & Rubber Company (NYSE: CTB) today reported full year 2016 net income of $248 million, or diluted earnings per share of $4.51, compared with $213 million, or $3.69 per share, one year ago. The full year results included non-cash pension settlement charges of $12 million. Excluding these charges, diluted earnings per share for the full year would have been $4.66 per share.

Fourth Quarter 2016 Highlights:

•	Unit volume up 7.7 percent, with increases in both the Americas and International segments
•	Net sales increased 1.1 percent to $784 million
•	Operating profit of $105 million, or 13.4 percent of net sales
•	Diluted earnings per share of $1.28
•	$25.5 million of company stock repurchased
•	Launched GRT joint venture for truck and bus radial (TBR) tire production

Full Year 2016 Highlights:

•	Unit volume up 2.6 percent year over year, driven by strong domestic volume increases in Asia and Latin America

•	Net sales of $2.92 billion compared with $2.97 billion in the prior year
•	Including $12 million in non-cash pension settlement charges, operating profit was $384 million, or 13.1 percent of net sales, representing an 8.4 percent increase over the prior year and a record operating profit margin for the company
•	Excluding $12 million in non-cash pension settlement charges, operating profit was $397 million, or 13.6 percent of net sales, representing an 11.9 percent increase over the prior year
•	$108 million of company stock repurchased during the year

“Through consistent execution of our strategic plan, and the favorable raw material cycle of the past few years, Cooper ended 2016 in a very strong position, achieving a record full year operating profit margin of 13.1 percent.  Our profit performance was led by record operating profit in our Americas segment and substantial profit improvement in the International segment,” said President & Chief Executive Officer Brad Hughes. “In addition, we delivered unit volumes that were up nearly 8 percent in the fourth quarter, led by double-digit domestic growth in Asia and Latin America. We also continued to return cash to shareholders through our balanced capital allocation program, and remained good stewards of capital, as reflected in our 18.9 percent return on invested capital for 2016. I am proud of the work our teams around the globe did throughout 2016 to deliver these great results.

“Looking ahead, we expect raw material costs—which began to increase sharply toward the end of 2016—to continue to rise in 2017. We are confident in the strength of the Cooper business model, which has led to positive mix transformation, improved speed to market with exciting new products, cost efficiencies, and other advances. These business model improvements will help Cooper succeed during this period of rapidly rising raw material costs. However, we do expect rising raw material costs to impact results in the short term, until pricing adjusts for such costs. With raw material cost increases that we believe will level off later this year, and pricing actions by Cooper and competitors beginning to take place, we anticipate that full year 2017 operating profit margins will be at the high end of our previously projected 8 to 10 percent range. This is based on operating profit margins around the low end of this range in the first half of the year, as pricing lags raw material cost increases, and operating profit margins above the high end of this range in the second half of the year, when we expect raw material costs to level off and pricing to begin to catch up. As a reminder, in the United States, we use the LIFO accounting method, charging the most recent costs against sales, which impacts profits more quickly than other inventory accounting methods.

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Cooper Tire Q4/Full Year 2016—2

“Cooper remains committed to delivering shareholder value as demonstrated by our announcement this morning to increase and extend our share repurchase program to $300 million in common stock through Dec. 31, 2019. This action reflects our confidence in Cooper’s financial strength and in the long-term success of our business,” Hughes concluded.

Consolidated Results:

Cooper Tire	Q4 2016 ($M)	Q4 2015 ($M)	% Change		2016 ($M)	2015 ($M)	% Change
Net Sales	$784	$776	1.1%		$2,925	$2,973	(1.6)%
Operating Profit	$105	$103	2.5%		$384	$354	8.4%
Operating Margin	13.4%	13.2%	0.2	ppts.	13.1%	11.9%	1.2	ppts.

Consolidated Fourth Quarter Highlights:

•	Fourth quarter net sales were $784 million, an increase of 1.1 percent compared to a year ago. Fourth quarter results included higher unit volume of $60 million, with increases in both the Americas and International segments. The unit volume increase was partially offset by unfavorable price and mix of $35 million, primarily due to net price reductions related to lower raw material costs early in the quarter, as well as $17 million of negative foreign currency impact.

•	Fourth quarter operating profit was $105 million compared with $103 million for the same period last year. Operating profit increased as a result of $6 million of higher unit volume, $6 million of favorable SG&A, and $3 million of lower product liability cost. These benefits were partially offset by $8 million of unfavorable raw material costs, net of price and mix, $1 million of unfavorable manufacturing charges, and $4 million of other costs. Raw material costs are inclusive of tariffs, including the preliminary duties on TBR tires.

•	Fourth quarter SG&A was $63 million, which compares with $69 million in the fourth quarter of 2015. The decrease was due primarily to lower incentive compensation costs. SG&A expense for the quarter was 8.1 percent of sales, compared with 8.9 percent of sales, in the fourth quarter of 2015.

•	The effective tax rate for the fourth quarter was 29.3 percent compared with 38.0 percent in the prior year. The effective tax rate decreased due to a more favorable mix of foreign earnings in lower rate jurisdictions. In addition, there were discrete benefits recognized during the quarter of approximately $1 million.

•	Capital expenditures in the fourth quarter were $49 million compared with $54 million in 2015. At year end, Cooper had $504 million in cash and cash equivalents, compared with $505 million at Dec. 31, 2015.

•	During the fourth quarter, 678,155 shares of Cooper’s common stock were repurchased for $25.5 million at an average price of $37.62 per share.

Consolidated Full Year 2016 Highlights:

•	Full year 2016 net sales were $2.92 billion. This represents a 1.6 percent decrease over the prior year. While net sales were positively impacted by higher unit volume of $78 million, the increase was offset by $77 million of unfavorable price and mix, primarily due to pricing and promotion actions related to lower raw material costs, and $49 million of negative currency impact.

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Cooper Tire Q4/Full Year 2016—3

•	Operating profit was $384 million compared with $354 million for the same period last year. Operating profit increased as a result of $48 million of favorable raw material costs, net of price and mix, $13 million of favorable product liability costs, $9 million of higher unit volume and $7 million of favorable SG&A. These benefits were partially offset by $21 million of higher manufacturing costs, $12 million in non-cash pension settlement charges, $9 million of negative currency, and $5 million of other costs. Higher manufacturing costs were concentrated in the Americas segment and were primarily related to the greater complexity of manufacturing more higher value, higher margin tires.

•	The effective tax rate for 2016 was 31.5 percent compared with 35.4 percent for 2015. The effective tax rate decreased due to a more favorable mix of foreign earnings in lower rate jurisdictions. Discrete tax amounts for 2016 were unfavorable compared with the prior year because 2015 included increased research and development credits and higher amounts for the lapse of statutes related to uncertain tax positions.

•	Full year capital expenditures were $175 million compared with $183 million in 2015.

•	For the full year, 3,127,527 shares of Cooper stock were repurchased for $108 million, or an average price of $34.53 per share. Share repurchases continued in early 2017 with an additional 330,277 shares purchased at an average cost of $36.59 for $12.1 million through Feb. 14, 2017. Since share repurchases began in August 2014 through Feb. 14, 2017, the company has repurchased 12.6 million of its shares at an average price of $34.15.

Americas Tire Operations:

	Q4 2016 ($M)	Q4 2015 ($M)	% Change		2016 ($M)	2015 ($M)	% Change
Net Sales	$694	$711	(2.4)%		$2,600	$2,685	(3.1)%
Operating Profit	$116	$122	(4.6)%		$440	$423	4.0%
Operating Margin	16.8%	17.1%	(0.3	)ppts.	16.9%	15.8%	1.1	ppts.

Fourth quarter net sales in the Americas segment declined 2.4 percent as a result of $22 million of unfavorable price and mix, primarily due to net price reductions related to lower raw material costs, and $6 million of negative currency impact, partially offset by $11 million of higher unit volume. Segment unit shipments increased 1.5 percent compared with the same period last year. Cooper’s total light vehicle tire shipments in the United States decreased 1.0 percent during the quarter. Unit volume growth in Latin America was strong, with a double-digit year-over-year increase in the fourth quarter. For the fourth quarter, the Rubber Manufacturers Association (RMA) reported that its member shipments were up 0.2 percent, and total industry shipments (including an estimate for non-RMA members) increased 5.7 percent for the period. Cooper’s TBR tire shipments for the United States were down 1.8 percent for the quarter. For the same period, RMA member shipments were up 0.4 percent, and total industry shipments increased 7.2 percent.

Cooper’s full year total light vehicle tire shipments in the United States decreased 2.5 percent. For the same period, RMA member shipments were down 1.5 percent, and total industry shipments increased 2.2 percent. Full year TBR tire shipments increased 13.3 percent year over year, compared with a decrease of 0.8 percent for the RMA and an increase of 4.0 percent for the total industry.

Fourth quarter operating profit was $116 million, or 16.8 percent of net sales, compared with $122 million, or 17.1 percent of net sales, in the fourth quarter of 2015. The lower operating profit reflected $16 million of unfavorable price and mix, net of raw material costs, $1 million of higher manufacturing costs, and $3 million of other costs. These were partially offset by $8 million of favorable SG&A costs, primarily driven by lower incentive compensation costs, $3 million of higher unit volume, and $3 million of lower product liability costs.

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Cooper Tire Q4/Full Year 2016—4

International Tire Operations:

	Q4 2016 ($M)	Q4 2015 ($M)	% Change		2016 ($M)	2015 ($M)	% Change
Net Sales	$124	$101	23.0%		$464	$452	2.7%
Operating Profit (Loss)	$1	$(7)	-		$6	$(19)	-
Operating Margin	1.1%	(7.3)%	8.4	ppts.	1.3%	(4.2)%	5.5	ppts.

Fourth quarter net sales in the International segment increased to $124 million from $101 million in 2015, driven by $28 million of higher unit volume and $5 million of favorable price and mix, partially offset by $10 million of negative currency impact. Unit volume increased by double digits in both Europe and Asia, with domestic unit sales in China up 88 percent year over year as a result of growth in both original equipment and replacement tire sales.

Fourth quarter operating profit was $1 million, up $8 million compared with an operating loss of $7 million for the same period a year ago. Drivers of the improvement included $9 million of favorable raw material costs, net of price and mix, and $4 million of higher unit volume. These favorable items were partially offset by $3 million of other costs and $2 million of higher SG&A.

Outlook

For 2017, the company anticipates:

•	Unit volume growth in each of its four segments
•	Raw material costs are volatile and difficult to project, but the company’s latest forecast anticipates raw material costs to be up approximately 25 percent year over year in the first half of 2017, with slight sequential increases throughout the balance of the year
•	Full year 2017 total company operating margin is expected to be at the high end of the company’s previously announced mid-term target of 8 to 10 percent based on operating margin around the low end of the range in the first half of the year, but exceeding 10 percent in the second half of the year
•	The International segment is expected to continue to improve operating profit in 2017, inclusive of the recently acquired majority interest in Qingdao Ge Rui Da Rubber Co. (GRT)
•	The full year 2017 effective tax rate is expected to be in a range of 30 to 33 percent
•	Capital expenditures for 2017 are expected be in the range of $220 to $250 million

Fourth Quarter and Full Year 2016 Conference Call Today at 10 a.m. Eastern

Management will discuss the financial and operating results for the fourth quarter and full year 2016, as well as the company’s business outlook, on a conference call for analysts and investors today at 10 a.m. EST. The call may be accessed on the investor relations page of the company’s website at http://investors.coopertire.com or at http://services.choruscall.com/links/ctb170217.html. Following the conference call, the webcast will be archived and available for 90 days at these websites.

A summary presentation of information related to the quarter is posted on the company's website at http://investors.coopertire.com/Quarterly-Results.

Forward-Looking Statements

This release contains what the company believes are “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding projections, expectations or matters that the company anticipates may happen with respect to the future performance of the industries in which the company operates, the economies of the United States and other countries, or the performance of the company itself, which involve uncertainty and risk.

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Cooper Tire Q4/Full Year 2016—5

Such “forward-looking statements” are generally, though not always, preceded by words such as “anticipates,” “expects,” “will,” “should,” “believes,” “projects,” “intends,” “plans,” “estimates,” and similar terms that connote a view to the future and are not merely recitations of historical fact. Such statements are made solely on the basis of the company’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true.

It is possible that actual results may differ materially from projections or expectations due to a variety of factors, including but not limited to:

•	volatility in raw material and energy prices, including those of rubber, steel, petroleum based products and natural gas or the unavailability of such raw materials or energy sources;
•	the failure of the company’s suppliers to timely deliver products in accordance with contract specifications;
•	changes to tariffs or the imposition of new tariffs or trade restrictions, including changes related to the anti-dumping and countervailing duties for passenger car and light truck tires imported into the United States from China; and any duties from the investigation into truck and bus tires imported into the United States from China;
•	changes in economic and business conditions in the world;
•	increased competitive activity including actions by larger competitors or lower-cost producers;
•	the failure to achieve expected sales levels;
•	changes in the company’s customer relationships, including loss of particular business for competitive or other reasons;
•	the ultimate outcome of litigation brought against the company, including product liability claims, which could result in commitment of significant resources and time to defend and possible material damages against the company or other unfavorable outcomes;
•	a disruption in, or failure of, the company’s information technology systems, including those related to cyber security, could adversely affect the company’s business operations and financial performance;
•	changes in pension expense and/or funding resulting from investment performance of the company’s pension plan assets and changes in discount rate, and expected return on plan assets assumptions, or changes to related accounting regulations;
•	government regulatory and legislative initiatives including environmental, healthcare and tax matters;
•	volatility in the capital and financial markets or changes to the credit markets and/or access to those markets;
•	A variety of factors, including market conditions, may affect the actual amount expended on stock repurchases; the company’s ability to consummate stock repurchases; changes in the company’s results of operations or financial conditions or strategic priorities may lead to a modification, suspension or cancellation of stock repurchases, which may occur at any time;
•	changes in interest or foreign exchange rates;
•	an adverse change in the company’s credit ratings, which could increase borrowing costs and/or hamper access to the credit markets;
•	failure to implement information technologies or related systems, including failure by the company to successfully implement an ERP system;
•	the risks associated with doing business outside of the United States;
•	the failure to develop technologies, processes or products needed to support consumer demand;
•	technology advancements;
•	the inability to recover the costs to develop and test new products or processes;
•	the impact of labor problems, including labor disruptions at the company, its joint ventures, or at one or more of its large customers or suppliers;
•	failure to attract or retain key personnel;
•	consolidation among the company’s competitors or customers;
•	inaccurate assumptions used in developing the company’s strategic plan or operating plans or the inability or failure to successfully implement such plans;
•	risks relating to acquisitions including the failure to successfully integrate them into operations or their related financings may impact liquidity and capital resources;
•	changes in the company’s relationship with its joint-venture partners or suppliers, including any changes with respect to its former CCT joint venture’s production of Cooper-branded products;
•	the ability to find sufficient alternative sources for products supplied by CCT;
•	the inability to obtain and maintain price increases to offset higher production or material costs;
•	inability to adequately protect the company’s intellectual property rights; and
•	inability to use deferred tax assets.

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Cooper Tire Q4/Full Year 2016—6

It is not possible to foresee or identify all such factors. Any forward-looking statement in this release is based on certain assumptions and analyses made by the company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected.

The company makes no commitment to update any forward-looking statement included herein or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement. Further information covering issues that could materially affect financial performance is contained in the company's periodic filings with the U. S. Securities and Exchange Commission (“SEC”).

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures as defined under SEC rules. Non-GAAP financial measures should be considered in addition to, not as a substitute for, operating profit, net income, earnings per share, total debt or other financial measures prepared in accordance with generally accepted accounting principles (“GAAP”). The company’s methods of determining these non-GAAP financial measures may differ from the methods used by other companies for these or similar non-GAAP financial measures. Accordingly, these non-GAAP financial measures may not be comparable to measures used by other companies. As required by SEC rules, detailed reconciliations between the company’s GAAP and non-GAAP financial results are provided on the attached schedule. The company uses adjusted operating profit, net income and earnings per share to evaluate the performance of the company’s operations exclusive of certain items affecting comparability of results from period to period. The company believes that information about operating profit, net income and earnings per share exclusive of these items is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings, because the measure allows for comparability between periods of the operating performance of the company’s business and allows investors to evaluate the impact of the excluded items separately from the impact of the operations of the business. The company believes return on invested capital (“ROIC”) provides additional insight for analysts and investors in evaluating the company’s financial and operating performance. The company defines ROIC as the trailing four quarters’ net income before interest, after tax, divided by the total invested capital, which is the average of ending debt and equity for the last five quarters. The company believes ROIC is a useful measure of how effectively the company uses capital to generate profits.

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About Cooper Tire & Rubber Company

Cooper Tire & Rubber Company (NYSE: CTB) is the parent company of a global family of companies that specializes in the design, manufacture, marketing and sale of passenger car, light truck, medium truck, motorcycle and racing tires. Cooper’s headquarters is in Findlay, Ohio, with manufacturing, sales, distribution, technical and design operations within its family of companies located in more than one dozen countries around the world. For more information on Cooper, visit www.coopertire.com, www.facebook.com/coopertire or www.twitter.com/coopertire.

Investor Contact:

Jerry Bialek

419.424.4165

investorrelations@coopertire.com

Media Contact:

Anne Roman

419.429.7189

alroman@coopertire.com

Cooper Tire & Rubber Company

Consolidated Statements of Income

(Dollar amounts in thousands except per share amounts)

	Three Months Ended December 31,
	(Unaudited)		Year Ended December 31,
	2016	2015	2016	2015
Net sales	$783,887	$775,546	$2,924,869	$2,972,901
Cost of products sold	614,587	603,696	2,272,519	2,355,451
Gross profit	169,300	171,850	652,350	617,450
Selling, general and administrative expense	63,362	69,319	255,701	262,970
Pension settlement charges	800	—	12,262	—
Operating profit	105,138	102,531	384,387	354,480
Interest expense	(6,887)	(5,335)	(26,604)	(23,820)
Interest income	1,471	602	4,378	2,211
Other non-operating income (expense)	260	(1,876)	4,932	1,157
Income before income taxes	99,982	95,922	367,093	334,028
Provision for income taxes	29,290	36,406	115,799	118,224
Net income	70,692	59,516	251,294	215,804
Net income attributable to noncontrolling shareholders' interests	1,368	270	2,913	3,038
Net income attributable to Cooper Tire & Rubber Company	$69,324	$59,246	$248,381	$212,766
Basic earnings per share:
Net income attributable to Cooper Tire & Rubber Company common stockholders	$1.30	$1.06	$4.56	$3.73
Diluted earnings per share:
Net income attributable to Cooper Tire & Rubber Company common stockholders	$1.28	$1.04	$4.51	$3.69

Weighted average shares outstanding (000s):
Basic	53,322	56,061	54,480	57,012
Diluted	53,991	56,699	55,090	57,623

Segment information:
Net Sales
Americas Tire	$693,624	$710,760	$2,600,323	$2,684,754
International Tire	124,310	101,027	464,003	451,879
Eliminations	(34,047)	(36,241)	(139,457)	(163,732)

Operating profit (loss):
Americas Tire	$116,273	$121,889	$439,941	$422,929
International Tire	1,353	(7,379)	5,998	(19,133)
Unallocated corporate charges	(12,118)	(12,258)	(60,308)	(52,342)
Eliminations	(370)	279	(1,244)	3,026

Cooper Tire & Rubber Company

Condensed Consolidated Balance Sheets

(Dollar amounts in thousands)

	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$504,423	$505,157
Notes receivable	7,485	8,750
Accounts receivable	409,913	371,757
Inventories	470,151	412,561
Other current assets	28,546	36,405
Total current assets	1,420,518	1,334,630

Property, plant and equipment, net	864,227	795,198
Goodwill	52,705	18,851
Intangibles	140,751	133,490
Restricted cash	1,327	802
Deferred income tax assets	133,879	136,310
Other assets	5,988	16,895
Total assets	$2,619,395	$2,436,176

Liabilities and Equity
Current liabilities:
Notes payable	$26,286	$12,437
Accounts payable	282,416	215,850
Accrued liabilities	183,804	199,368
Income taxes payable	5,887	4,748
Current portion of long-term debt	2,421	600
Total current liabilities	500,814	433,003

Long-term debt	297,094	296,412
Postretirement benefits other than pensions	247,227	249,650
Pension benefits	285,852	304,621
Other long-term liabilities	156,924	132,594
Deferred income tax liabilities	1,248	2,285
Total parent stockholders' equity	1,076,014	979,248
Noncontrolling shareholders' interests in consolidated subsidiaries	54,222	38,363
Total liabilities and equity	$2,619,395	$2,436,176

Cooper Tire & Rubber Company

Consolidated Statements of Cash Flows

(Dollar amounts in thousands)

	Year Ended December 31,
	2016	2015
Operating activities:
Net income	$251,294	$215,804
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	130,257	121,408
Deferred income taxes	(12,350)	25,034
Stock-based compensation	13,570	14,919
Change in LIFO reserve	11,990	(53,108)
Amortization of unrecognized postretirement benefits	43,058	46,170
Pension settlement charges	12,262	—
Changes in operating assets and liabilities of continuing operations:
Accounts and notes receivable	(45,674)	(15,155)
Inventories	(77,872)	51,864
Other current assets	3,831	(931)
Accounts payable	13,128	(42,068)
Accrued liabilities	(23,489)	21,719
Other items	(10,210)	(85,342)
Net cash provided by operating activities	309,795	300,314
Investing activities:
Additions to property, plant and equipment and capitalized software	(175,437)	(182,544)
Acquisition of business, net of cash acquired	(5,928)	—
Proceeds from the sale of assets	337	1,651
Net cash (used in) provided by investing activities	(181,028)	(180,893)
Financing activities:
Net (payments on) issuances of short-term debt	10,019	(41,303)
Additions to long-term debt	—	—
Repayments of long-term debt	(935)	(3,125)
Payment of financing fees	—	(2,586)
Repurchase of common stock	(107,999)	(108,821)
Payment of dividends to noncontrolling shareholders	(804)	(917)
Payment of dividends	(22,828)	(23,880)
Issuance of common shares and excess tax benefits on options	4,224	23,965
Net cash used in financing activities	(118,323)	(156,667)
Effects of exchange rate changes on cash of continuing operations	(11,178)	(9,249)
Changes in cash and cash equivalents	(734)	(46,495)
Cash and cash equivalents at beginning of year	505,157	551,652
Cash and cash equivalents at end of year	$504,423	$505,157

Cooper Tire & Rubber Company

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

(Dollar amounts in thousands except per share amounts)

ADJUSTED EARNINGS

	Year Ended December 31, 2016

	Net Sales	Cost of products sold	Gross profit	Selling, general and administrative expense	Pension settlement charge	Operating profit	Operating profit %
Reported (GAAP)	$2,924,869	$2,272,519	$652,350	$255,701	$12,262	$384,387	13.1%
Pension settlement charges	—	—	—	—	(12,262)	12,262	—%
Adjusted (Non-GAAP)	$2,924,869	$2,272,519	$652,350	$255,701	$—	$396,649	13.6%

	Year Ended December 31, 2016

	Income before income taxes	Provision for income taxes	Net income	Net income attributable to noncontrolling shareholder interests	Net income attributable to Cooper Tire & Rubber Company
Reported (GAAP)	$367,093	$115,799	$251,294	$2,913	$248,381
Pension settlement charges	12,262	3,925	8,337	—	8,337
Adjusted (Non-GAAP)	$379,355	$119,724	$259,631	$2,913	$256,718

	Year Ended December 31, 2016

	Net income attributable to Cooper Tire & Rubber Company	Weighted average number of shares outstanding - Diluted	Diluted earnings per share
Reported (GAAP)	$248,381	55,090	$4.51
Pension settlement charges	8,337	—	—
Adjusted (Non-GAAP)	$256,718	55,090	$4.66

RETURN ON INVESTED CAPITAL (ROIC)

	Year Ended December 31, 2016			Year Ended December 31, 2016
Calculation of ROIC			Calculation of Net Interest Tax Effect
Operating profit		$384,387	Provision for income taxes (c)		$115,799
Provision for income taxes	$115,799		Income before income taxes (d)		367,093
Less: Net interest tax effect	(7,011)		Effective income tax rate (c)/(d)		31.5%
Income tax expense excluding interest deduction		122,810	Interest expense	$(26,604)
Net income before interest, after taxes (a)		261,577	Interest income	4,378
Total invested capital (b)		$1,386,514	Net interest expense		(22,226)
ROIC, including noncontrolling equity (a)/(b)		18.9%	Net interest tax effect		$(7,011)

	Equity	Long-term debt	Current portion of long- term debt	Notes payable	Total invested capital
Calculation of Invested Capital (five quarter average)
December 31, 2016	$1,130,236	$297,094	$2,421	$26,286	$1,456,037
September 30, 2016	1,096,740	295,874	600	12,222	1,405,436
June 30, 2016	1,085,373	295,853	600	3,716	1,385,542
March 31, 2016	1,054,320	295,837	600	7,737	1,358,494
December 31, 2015	1,017,611	296,412	600	12,437	1,327,060
Five quarter average	$1,076,856	$296,214	$964	$12,480	$1,386,514